GSE Reports Record Second Quarter Sales and EBITDA and Higher Margins

HOUSTON, Aug. 3, 2012 /PRNewswire/ -- GSE Holding, Inc. (the "Company" or "GSE") (NYSE: GSE), a leading global provider of highly engineered geosynthetic containment solutions for environmental protection and confinement applications, today reported its financial results for the Company's second quarter of 2012.

(Logo: http://photos.prnewswire.com/prnh/20120320/MM73437LOGO)

Selected highlights for the second quarter of 2012 compared to the prior year period:

  Record second quarter sales of $139.2 million, exceeding the prior year period by $20.7 million, or 17.5%
  Gross margin of 16.9%  vs. 14.8% 2Q 2011
  Record Adjusted EBITDA of $16.0 million
  Adjusted EPS of $0.29 after adjusting for non-recurring costs
  Refinanced second lien debt, resulting in $1.1 million annual savings in interest expense
  Announcement of decision to build a manufacturing plant in China

"We are pleased to report another record quarter performance," stated Mark Arnold, President & Chief Executive Officer. "For the second quarter in a row, we set a new record for that quarter's revenue. Our second quarter Adjusted EBITDA was also the strongest in GSE's history, beating our previous record set in the third quarter of 2008. Our trailing twelve month performance is now at $491.6 million in revenue and $45.4 million in Adjusted EBITDA.

Global demand for our innovative products and systems continues to build as we collaborate with our customers to develop purpose-fit solutions that solve their problems. Our SG&A is higher than last year because we expanded our global sales force with new engineers and new sales managers in order to enable execution of our strategy. This is demonstrated in sales growth that is exceeding our expectations in the coal ash and fracking markets and all applications in China.

We are announcing today, after detailed analysis by GSE leaders and careful consideration and decision by our Board of Directors, that we will build a new manufacturing plant in China. This plant should be operational during the second half of 2013. Year to date sales into China were 64% higher than last year and we expect continued growth in demand for GSE products there.

We expect to provide further updates on our new innovative products during the third quarter. We remain confident that our long-term strategy and the execution of our business plans will drive performance and increase shareholder value.

I wish to express my gratitude to all of GSE's employees and our customers for our record performance during the first six months of this year."

Second Quarter Summary

Sales for the quarter increased $20.7 million, or 17.5%, to $139.2 million, compared to $118.5 million in the second quarter of 2011. Additional volume contributed $18.9 million to the Company's increase in sales for the second quarter. Better pricing, increases in raw material costs passed on to the customer, and changes in product mix contributed $7.4 million. Sales were partially offset by $5.6 million due to changes in foreign currency exchange rates, principally the Euro.

Gross margin for the quarter of 2012 was 16.9% compared to 14.8% in the same prior year period. Gross profit increased $5.9 million or 33.7% compared to the same prior year period. Volume contributed $2.8 million while better pricing and changes in product mix contributed $4.0 million. Gross profit was partially offset by $0.7 million by foreign currency.

Selling, General and Administrative (SG&A) expense for the quarter was $11.8 million compared to $9.4 million in the second quarter of 2011, an increase of $2.4 million. This increase was primarily related to the global expansion of our sales force ($0.7 million), public company costs ($0.7 million) and increased depreciation and other costs related to our global ERP system ($0.6 million), professional fees associated with a potential acquisition ($0.6 million), partially offset by lower restructuring expense and management fees.

Adjusted EBITDA for the quarter was $16.0 million compared to $12.4 million in the same prior year period (see "Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA").

Adjusted net income for the quarter was $5.8 million, adjusted for non-recurring costs associated with extinguishment of debt, professional fees associated with a potential acquisition and management fees, or $0.29 per fully diluted share, compared to $1.7 million in the same prior year period (see "Earnings per Share Reconciliation"). Pre-tax income for the quarter was generated from international regions where the Company accrues a normal tax rate. The Company normally expects to have a significant amount of its pre-tax income from domestic operations where the income is not taxed due to NOLs and tax credits.

Year to Date Summary

Sales for the first half of the year increased $27.1 million, or 13.1%, to $234.1 million, compared to $207.0 million in the first half of 2011. Additional volume contributed $20.4 million to the Company's increase in sales for the first half of the year. Better pricing, increases in raw material costs passed on to the customer, and changes in product mix contributed $13.6 million. Sales were partially offset by $6.9 million due to changes in foreign currency exchange rates, principally the Euro.

Gross margin for the first half of the year was 16.1% compared to 15.5% in the same prior year period. Gross profit increased $5.6 million or 17.3% compared to the same prior year period. Volume contributed $2.8 million, better pricing and changes in product mix contributed $2.9 million, and lower conversion and manufacturing costs contributed $0.6 million. Gross profit was partially offset by $0.7 million by foreign currency.

SG&A expense for the first half of the year was $22.7 million compared to $18.7 million in the first half of 2011, an increase of $4.0 million. This increase was primarily related to the global expansion of our sales force ($1.2 million), public company costs ($1.2 million), increased depreciation and other costs related to our global ERP system ($1.8 million) and professional fees associated with a potential acquisition ($0.6 million), partially offset by lower restructuring expense and management fees.

Adjusted EBITDA for the first half of the year was $23.1 million compared to $22.2 million in the same prior year period (see "Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA").

Adjusted net income for the first half of the year was $4.7 million, adjusted for non-recurring costs associated with our IPO, loss on extinguishment of debt, professional fees associated with a potential acquisition and management fees, or $0.28 per fully diluted share, compared to $1.1 million in the same prior year period (see "Earnings per Share Reconciliation").

Conference Call

GSE will hold a conference call today, August 3, 2012, at 9:30 a.m. Central Time to discuss second quarter operating results. Interested parties should use the following phone numbers: Toll-free: (877) 616-4476; International: (402) 875-4763; Conference ID # 12739030. Approximately two hours after the call concludes, a replay will be available. This audio replay will be available until August 17, 2012. Interested parties should use the following replay phone numbers: Toll-free (855) 859-2056; International: (404) 537-3406; Conference ID # 12739030.

Interested parties may also listen to a simultaneous webcast of the conference call via the Investor Relations section of GSE's website at http://www.gseworld.com. A replay of the conference call will also be available for approximately 30 days following the call.

Use of Non-GAAP Financial Measures

EBITDA represents net income (loss) before interest expense, income tax expense, depreciation and amortization of intangibles. Adjusted EBITDA represents EBITDA before loss (gain) on foreign currency transactions, restructuring expenses, extraordinary and non-recurring professional fees, stock-based compensation expense, IPO costs, loss on extinguishment of debt and management fees. Adjusted Earnings per Share represents Earnings per Share before IPO costs and IPO related interest expense, loss on extinguishment of debt and management fees. EBITDA, Adjusted EBITDA and Adjusted Earnings per Share are "non-GAAP financial measures," as defined under the rules of the Securities and Exchange Commission (the "SEC"), and are intended as supplemental measures of the Company's performance that are not required by, or presented in accordance with, GAAP. EBITDA, Adjusted EBITDA and Adjusted Earnings per Share should not be considered as alternatives to net income, income from continuing operations, earnings per share or any other performance measure derived in accordance with GAAP. The presentation of EBITDA, Adjusted EBITDA and Adjusted Earnings per Share should not be construed to imply that future results will be unaffected by unusual or non-recurring items. Management believes these measures are meaningful to investors to enhance their understanding of the Company's financial performance. Management's calculation of these measures may not be comparable to similarly titled measures reported by other companies. A reconciliation of EBITDA and Adjusted EBITDA to net income (loss), the most comparable GAAP measure, appears in the section of this press release titled "Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA". A reconciliation of Adjusted Earnings per Share to Earnings per Share appears in the section of this press release titled "Earnings per Share Reconciliation".

About GSE Holding, Inc.

GSE is a global manufacturer and marketer of geosynthetic lining solutions, products and services used in the containment and management of solids, liquids, and gases for organizations engaged in waste management, mining, water, wastewater, and aquaculture.

GSE has a long history of manufacturing quality geosynthetic lining systems and developing innovative products. The Company's principal products are polyethylene-based geomembranes, geonets, geocomposites, geosynthetic clay liners, concrete protection liners and vertical barriers. GSE manufactures products primarily to line or cap hazardous and non-hazardous waste landfills; contain materials generated in certain mining processes; and contain water, liquid waste and industrial products in ponds, tanks, reservoirs, sewers, and canals. Headquartered in Houston, Texas, USA, GSE maintains sales offices throughout the world and manufacturing facilities in the United States, Chile, Germany, Thailand and Egypt.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements give management's current expectations and projections relating to the Company's financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "plan," "intend," "believe," "may," "will," "should," "can have," "likely" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. The forward-looking statements are based on the Company's beliefs, assumptions and expectations of future performance, taking into account the information currently available to management. Important factors that could cause actual results to differ materially from statements included in this press release can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and other documents filed with the SEC. These documents are available in the Investor Relations section of the Company's website at http://www.gseworld.com.

The Company cannot assure you that it will realize the results or developments it expects or anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way it expects. The forward-looking statements included in this press release are made only as of the date hereof. Management undertakes no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Financial Tables

GSE Holding, Inc.

Consolidated Balance Sheets

(in thousands, except share amounts)

	June 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,764	$9,076
Accounts receivable:
Trade, net of allowance for doubtful accounts of $1,629 and $1,736	101,451	80,705
Other	5,889	3,054
Inventory, net	71,417	58,109
Deferred income taxes	482	935
Prepaid expenses and other	10,455	5,741
Income taxes receivable	2,483	2,447
Total current assets	200,941	160,067
Property, plant and equipment, net of accumulated depreciation	63,792	57,270
Goodwill	58,895	58,895
Intangible assets, net	2,109	2,727
Deferred income taxes	3,050	2,519
Deferred debt issuance costs, net	7,420	8,387
Other assets	255	2,561
TOTAL ASSETS	$336,462	$292,426
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$34,734	$31,396
Accrued liabilities and other	24,193	26,264
Short-term debt	3,673	2,864
Current portion of long-term debt	2,248	2,709
Income taxes payable	2,009	964
Deferred income taxes	1,109	1,135
Total current liabilities	67,966	65,332
Other liabilities	1,027	1,124
Deferred income taxes	1,345	1,416
Long-term debt, net of current portion	176,177	192,885
Total liabilities	246,515	260,757
Commitments and Contingencies
Stockholders' equity:
Common stock, $.01 par value, 150,000,000 shares authorized, 19,395,754 and 10,809,987 shares issued and outstanding at June 30, 2012 and December 31, 2011	194	108
Additional paid-in capital	129,277	61,407
Accumulated deficit	(38,426)	(29,456)
Accumulated other comprehensive income	(1,098)	(390)
Total stockholders' equity	89,947	31,669
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$336,462	$292,426

GSE Holding, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net sales	$139,168	$118,487	$234,085	$206,949
Cost of products	115,675	100,911	196,509	174,919
Gross profit	23,493	17,576	37,576	32,030
Selling, general and administrative expenses	11,814	9,395	22,739	18,738
Public offering related costs	—	—	9,655	—
Amortization of intangibles	297	334	598	728
Operating income	11,382	7,847	4,584	12,564
Other expenses (income):
Interest expense, net	3,890	5,480	9,637	10,321
Foreign currency transaction loss	631	363	58	1,653
Loss on extinguishment of debt	1,555	2,016	1,555	2,016
Other income, net	(488)	(282)	(664)	(706)
Income (loss) from continuing operations before income taxes	5,794	270	(6,002)	(720)
Income tax provision	2,078	1,074	2,727	1,201
Income (loss) from continuing operations	3,716	(804)	(8,729)	(1,921)
Income (loss) from discontinued operations, net of tax	80	(379)	(241)	7
Net income (loss)	$3,796	$(1,183)	$(8,970)	$(1,914)
Other comprehensive income (loss):
Foreign currency translation adjustment	(1,844)	1,280	(708)	4,393
Comprehensive income (loss)	$1,952	$97	$(9,678)	$2,479

Basic net income (loss) per common share:
Continuing operations	$0.19	$(0.07)	$(0.51)	$(0.18)
Discontinued operations	0.01	(0.04)	(0.01)	—
	$0.20	$(0.11)	$(0.52)	$(0.18)
Diluted net income (loss) per common share:
Continuing operations	$0.18	$(0.07)	$(0.51)	$(0.18)
Discontinued operations	0.01	(0.04)	(0.01)	—
	$0.19	$(0.11)	$(0.52)	$(0.18)
Basic weighted-average common shares outstanding	19,338	10,810	17,230	10,810
Diluted weighted-average common shares outstanding	20,399	10,810	17,230	10,810

GSE Holding, Inc.

Earnings per Share Reconciliation

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Diluted net income (loss) per common share	$0.19	$(0.11)	$(0.52)	$(0.18)
Discontinued operations	(0.01)	0.04	0.01	—
Loss on extinguishment of debt	0.08	0.19	0.09	0.19
Due diligence fees	0.03	—	0.03	—
Public offering related costs	—	—	0.56	—
Initial public offering related interest expense	—	—	0.09	—
Management fees	—	0.04	0.02	0.09
Adjusted Earnings per Share	$0.29	$0.16	$0.28	$0.10

GSE Holding, Inc.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

(in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net Income (loss)	$ 3,796	$ (1,183)	$(8,970)	$ (1,914)
(Income) loss from discontinued operations, net of income tax	(80)	379	241	(7)
Interest expense	3,890	5,480	9,637	10,321
Income tax expense	2,078	1,074	2,727	1,201
Depreciation and amortization expense	3,522	3,127	7,066	6,172
EBITDA	13,206	8,877	10,701	15,773
Foreign exchange loss	631	363	58	1,653
Loss on extinguishment of debt	1,555	2,016	1,555	2,016
Restructuring expense	33	—	93	355
Professional fees	559	649	597	1,300
Stock-based compensation expense	35	—	35	75
Public offering related costs	—	—	9,655	—
Management fees	14	504	229	1,004
Other	10	—	144	8
Adjusted EBITDA	$16,043	$12,409	$23,067	$ 22,184

CONTACT: Cade Kohoutek, Phone: 281-230-6733, Email: ckohoutek@gseworld.com